Exhibit 99.1

ALPHA PRO TECH, LTD. ANNOUNCES THIRD QUARTER

2026 FINANCIAL RESULTS

Third Quarter Net Sales Increased by 12.3% to $16.6 Million, from $14.8 Million for the Third Quarter of 2025

Third Quarter Net Income Increased by 97.2% to $1.9 Million from $1.0 Million in the Prior Year Period

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	HIR Holdings
Donna Millar	Cameron Donahue
905-479-0654	651-707-3532
e-mail: ir@alphaprotech.com	e-mail: cameron@hirholdings.com

●	Net sales for the third quarter of 2026 were $16.6 million, up 12.3%, compared to $14.8 million for the third quarter of 2025
o	Building Supply segment sales increased by $157,000, or 1.7%, to $9.4 million, compared to $9.3 million for the three months ended September 30, 2025
o	Disposable Protective Apparel segment sales increased by $1.7 million, or 30.2%, to $7.2 million, compared to $5.5 million for the same period of 2025
●	Net income for the third quarter of 2026 was $1.9 million, or $0.19 per diluted share, compared to $976,000, or $0.09 per diluted share, for the third quarter of 2025
●	Cash of $25.5 million and working capital of $52.1 million, with no debt, as of September 30, 2026

Nogales, Arizona –November 10, 2026 – Alpha Pro Tech, Ltd. (NYSE American: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three month period ended September 30, 2026.

Lloyd Hoffman, President and Chief Executive Officer of Alpha Pro Tech, commented, “The housing market continued to show weakness in the third quarter of 2026, as single-family housing starts declined by 1.6% compared to the corresponding period in 2025. However, this market decline in the third quarter of 2026 represents an improvement from the decline in the prior quarter. During the third quarter of 2026, we again outperformed the market, as sales of our core building products (housewrap and synthetic roof underlayment), increased by 5.2% compared to the same period of 2025, driven primarily by a 13.1% increase in housewrap sales. In the third quarter of 2026, our synthetic roof underlayment sales decreased by 6.3% compared to the third quarter of 2025, outperforming the overall market, as the Asphalt Roofing Manufacturers Association (“ARMA”) reported a steeper 13.0% decline in industry shipments.

Sales of other woven material were down 22.0% in the third quarter of 2026 compared to the same period of 2025, primarily due to timing of orders, but year to date sales for the product line were basically flat compared to the prior year period.

The building industry outlook for the remainder of 2026 reflects a soft but generally stable market, rather than a meaningful rebound. A modest increase in single-family housing starts is expected in 2027, assuming economic and financing conditions improve. The Company plans on expanding our housewrap and synthetic roof underlayment market product offerings in 2027, to enhance our competitive position and support long-term growth. Management remains focused on growth in the Building Supply segment and has recently expanded its sales team; however, uncertainty related to the factors described above remain.”

Mr. Hoffman continued, “Sales of disposable protective garments, which comprised 90% of the segment sales, increased by $1.5 million or 30.6% in the third quarter of 2026, compared to the same period of 2025. The sales increase was primarily due to improved sales across our distribution network comprised of our large international channel partner and national and regional distributors. In addition, a considerable portion of the increase was attributable to higher selling prices compared to the third quarter of 2025. The disposable protective garments product line continues to demonstrate positive momentum, with most major categories performing well ahead of the third quarter of 2025. Sales of shoe covers, lab coats and frocks, gowns, and bouffant caps, all contributed to this improved performance. The breadth of growth across these product categories is encouraging and provides an opportunity to further expand customer relationships and capture incremental business. As we enter the final quarter of 2026, our focus is on building upon this broader-based improvement, deepening customer relationships, and identifying additional opportunities to expand sales across the portfolio in 2027.

Sales of our face mask and face shield products in the third quarter of 2026, which comprise the remaining 10% of the segment sales, were up by $141,000, or 25.9%, compared to the same period of 2025. The face mask and face shield product lines are showing encouraging improvement, with both face mask and face shields posting solid gains over the prior year period. Management hopes to continue to build on this progress through focused customer engagement, targeted promotional programs, and the pursuit of new business opportunities to sustain growth and strengthen our position in these markets.”

2026 Third Quarter Financial Results:

Consolidated sales for the three months ended September 30, 2026, increased to $16.6 million from $14.8 million for the three months ended September 30, 2025, representing an increase of $1.8 million, or 12.3%. This increase consisted of increased sales in the Building Supply segment of $157,000 and increased sales in the Disposable Protective Apparel segment of $1.7 million.

Building Supply segment sales for the three months ended September 30, 2026, increased by $157,000, or 1.7%, to $9.4 million, compared to $9.3 million for the three months ended September 30, 2025. The Building Supply segment sales increase during the three months ended September 30, 2026, was primarily due to a 13.1% increase in sales of housewrap, partially offset by a 6.3% decrease in sales of synthetic roof underlayment, and a 22.0% decrease in sales of other woven material as compared to the same period of 2025.

Disposable Protective Apparel segment sales for the three months ended September 30, 2026, were $7.2 million, compared to $5.5 million for the same period in 2025, reflecting an increase of $1.7 million, or 30.2%. The segment experienced strong underlying sales growth during the quarter. The sales increase was primarily due to improved sales across our distribution network comprised of our large international channel partner and national and regional distributors. In addition, a considerable portion of the increased sales was attributable to higher selling prices compared to the third quarter of 2025.

Gross Profit

Gross profit increased by $1.1 million, or 18.2%, to $6.9 million for the three months ended September 30, 2026, from $5.9 million for the three months ended September 30, 2025. The gross profit margin was 41.8% for the three months ended September 30, 2026, compared to 39.7% for the three months ended September 30, 2025.

Gross profit margin for the third quarter of 2026 improved compared to the prior year period, primarily reflecting the rescission in late February 2026 of the 50% IEEPA (International Emergency Economic Powers Act) tariffs on goods from India, following a U.S. Supreme Court decision invalidating the use of IEEPA to authorize such tariffs. However, the U.S. Government subsequently announced a new 10% tariff under Section 122 of the Trade Act of 1974. Accordingly, the Company continues to incur tariff costs, although at a lower rate.

The net change in gross profit for the three months ended September 30, 2026 due to the IEEPA tariff refund recognized was $70,000, which was due to lower cost of goods sold.

Net Income

Net income for the three months ended September 30, 2026, was $1.9 million, compared to net income of $976,000 for the same period of 2025, representing an increase of $949,000, or 97.2%. The net income increase between the three months ended September 30, 2026 and the same period of 2025 was due to an increase in income before provision for income taxes of $1.2 million, partially offset by an increase in provision for income taxes of $288,000. Net income as a percentage of net sales was 11.6% for the three months ended September 30, 2026, compared to 6.6% for the same period of 2025. Basic and diluted earnings per common share for the three months ended September 30, 2026 and 2025, were $0.19 and $0.09, respectively.

The net change in net income for the third quarter of 2026 due to the IEEPA tariff refund was $124,000.

Balance Sheet

As of September 30, 2026, the Company had cash of $25.5 million compared to $17.0 million as of December 31, 2025. Working capital totaled $52.1 million and the Company’s current ratio was 9:1, compared to a current ratio of 13:1 as of December 31, 2025.

Colleen McDonald, Chief Financial Officer, commented, “As of September 30, 2026, we had $914,000 available for additional stock purchases under our stock repurchase program. During the nine months ended September 30, 2026, we repurchased 97,982 shares of common stock at a cost of $483,000. As of September 30, 2026, the company has repurchased a total of 22.0 million shares of common stock at a cost of approximately $58.6 million through our repurchase program. We retire all stock upon repurchase and future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Nogales, Arizona, Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, expectations regarding order volume, timing of fulfillment of orders, production capacity and our plans to ramp up production and expand capacity, product demand, availability of raw materials and supply chain access, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Specifically, these factors include, but are not limited to, our exposure to foreign currency exchange risks related to our unconsolidated affiliate operations in India; potential failure to remediate the material weakness in our internal controls; our partnership with a joint venture partner; the loss of any major customer or a reduction in order volume by our customers; the inability of our suppliers and contractors to meet our requirements; potential challenges related to international manufacturing; the inability to protect our intellectual property; competition in our industry; customer preferences; the timing and market acceptance of new product offerings; changes in global economic conditions; security breaches or disruptions to the information technology infrastructure; risks related to climate change and natural disasters or other events beyond our control; the effects of tariff policies, ongoing trade disputes and related litigation, including related to tariff refunds, and potential countermeasures; potential liabilities from environmental laws and regulations; uncertainties with respect to the development, deployment, and use of artificial intelligence; the impact of legal and regulatory proceedings or compliance challenges; and volatility in our common stock price and our investments. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow –

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2026	2025 (1)
Assets
Current assets:
Cash and cash equivalents	$25,546,000	$16,988,000
Accounts receivable, net	7,806,000	6,936,000
Accounts receivable, related party	1,635,000	1,202,000
Inventories, net	17,854,000	23,598,000
Prepaid expenses	5,975,000	3,796,000
Total current assets	58,816,000	52,520,000

Property and equipment, net	7,832,000	8,234,000
Goodwill	55,000	55,000
Right-of-use assets	7,230,000	7,775,000
Equity investment in unconsolidated affiliate	5,807,000	5,548,000
Total assets	$79,740,000	$74,132,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$2,168,000	$2,005,000
Accrued liabilities	3,528,000	1,088,000
Lease liabilities	1,054,000	965,000
Total current liabilities	6,750,000	4,058,000

Lease liabilities, net of current portion	6,302,000	6,917,000
Deferred income tax liabilities, net	679,000	679,000
Total liabilities	13,731,000	11,654,000
Commitments and contingencies
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 10,177,759 and 10,131,565 shares outstanding as of September 30, 2026 and December 31, 2025, respectively	101,000	101,000
Additional paid-in capital	15,592,000	15,828,000
Retained earnings	52,622,000	48,496,000
Accumulated other comprehensive loss	(2,306,000)	(1,947,000)
Total shareholders' equity	66,009,000	62,478,000
Total liabilities and shareholders' equity	$79,740,000	$74,132,000

(1) The condensed consolidated balance sheet as of December 31, 2025, has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025

Net sales	$16,604,000	$14,785,000	$49,863,000	$45,279,000

Cost of goods sold, excluding depreciation and amortization	9,667,000	8,917,000	30,432,000	27,888,000

Gross profit	6,937,000	5,868,000	19,431,000	17,391,000

Operating expenses:
Selling, general and administrative	4,741,000	4,568,000	14,125,000	13,818,000
Depreciation and amortization	226,000	203,000	744,000	686,000

Total operating expenses	4,967,000	4,771,000	14,869,000	14,504,000

Income from operations	1,970,000	1,097,000	4,562,000	2,887,000

Other income:
Equity in income of unconsolidated affiliate	254,000	27,000	618,000	305,000
Interest income, net	306,000	169,000	619,000	484,000

Total other income	560,000	196,000	1,237,000	789,000

Income before provision for income taxes	2,530,000	1,293,000	5,799,000	3,676,000

Provision for income taxes	605,000	317,000	1,346,000	843,000

Net income	$1,925,000	$976,000	$4,453,000	$2,833,000

Basic earnings per common share	$0.19	$0.09	$0.44	$0.27

Diluted earnings per common share	$0.19	$0.09	$0.43	$0.27

Basic weighted average common shares outstanding	10,105,777	10,354,289	10,119,275	10,525,957

Diluted weighted average common shares outstanding	10,371,760	10,485,088	10,363,605	10,642,957

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